Entrada Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results

-- Company on track to report ELEVATE-44-201 data from Cohort 1 in Q2 2026 and Cohort 2 by year-end 2026 --

-- Company on track to report ELEVATE-45-201 data from Cohort 1 in mid-2026

-- Independent Data Monitoring Committee recommended initiation of Cohort 2 at the increased dose of 12 mg/kg in the ELEVATE-44-201 study --

-- Cash runway expected into Q3 2027 with $296 million in cash, cash equivalents and marketable securities as of December 31, 2025 --

BOSTON, Feb. 26, 2026 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA) today reported financial results for the fourth quarter and full year ended December 31, 2025, and highlighted recent business updates.

“We have started 2026 with strong momentum, including a positive DMC recommendation to initiate the second cohort of ELEVATE-44-201 at the increased dose of 12 mg/kg. In the coming months, we will share multiple clinical readouts, including data from the first patient cohorts of the ELEVATE-44-201 and ELEVATE-45-201 studies, as well as the second patient cohort of the ELEVATE-44-201 study later in the year. We strongly believe these results continue to derisk our entire neuromuscular portfolio," said Dipal Doshi, Chief Executive Officer at Entrada Therapeutics. “We are also advancing our growing development portfolio of genetic medicines, with the nomination of ENTR-801 for the potential treatment of Usher syndrome type 2A and the planned nomination of a second clinical candidate in inherited retinal diseases expected later this year. With a cash runway into the third quarter of 2027, we believe we are well-positioned to continue expanding our unique pipeline of intracellular therapeutics.”

Recent Corporate Highlights

Clinical-Stage Development Pipeline: Entrada continues to advance multiple clinical programs in people living with Duchenne muscular dystrophy (DMD) in the U.K., EU and U.S. In 2026, the Company expects to have four clinical-stage programs in its DMD franchise (ENTR-601-44, ENTR-601-45, ENTR-601-50 and ENTR-601-51), complementing the ongoing clinical progress of its myotonic dystrophy type 1 (DM1) partnership (VX-670) with Vertex.

•ELEVATE-44-201: Completed dosing of Cohort 1 of the global Phase 1/2 multiple ascending dose (MAD) portion of the clinical study of ENTR-601-44 in ambulatory patients living with DMD who are amenable to exon 44 skipping. An independent Data Monitoring Committee (DMC) has reviewed the data to date from the eight patients enrolled in Cohort 1 and recommended the initiation of Cohort 2 at the increased dose of 12 mg/kg without any protocol modification. All participants from Cohort 1 have transitioned into the open label, Phase 2 portion of the study. The Company is on track to report data from Cohort 1 (6 mg/kg) in the second quarter of 2026, data from Cohort 2 (12 mg/kg) by year-end 2026, and data from Cohort 3 (up to 18 mg/kg) to follow. Entrada intends to open an expansion cohort later in the year to increase the number of participants treated in the ELEVATE-44-201 study, as this study has been designed to support an accelerated approval in the U.S. In December 2025, the U.S. Food and Drug Administration (FDA) granted Rare Pediatric Disease Designation to ENTR-601-44.
•ELEVATE-44-102: The Company believes this clinical study, in the underserved adult patient population with advanced disease, would be best to initiate at the highest advisable starting dose. Following a review of safety, pharmacokinetic and pharmacodynamic data from the ELEVATE-44-201 study in the U.K. and EU in Q2 2026, the Company plans to re-engage with the FDA to discuss increasing the planned doses in this clinical study. As such, the Company will provide an update on clinical study design and timing following interactions with the FDA.
•ELEVATE-45-201: Initiated patient dosing in the global Phase 1/2 MAD clinical study of ENTR-601-45 in ambulatory patients living with DMD who are amenable to exon 45 skipping. The Company is on track to report data from Cohort 1 (5 mg/kg) in mid-2026, with data from Cohort 2 and Cohort 3 (up to 10 mg/kg and 15 mg/kg, respectively) to follow.
•ELEVATE-50-201: The Company received regulatory authorization from the U.K.’s Medicines and Healthcare Products Regulatory Agency (MHRA) and Research Ethics Committee to initiate a Phase 1/2 MAD clinical study of ENTR-601-50 in ambulatory patients living with DMD who are amenable to exon 50 skipping. The Company expects to submit regulatory applications and obtain authorization in the EU for ENTR-601-50 by year-end 2026.
•ENTR-601-51: The Company expects to submit global regulatory applications for ENTR-601-51 in 2026.
•VX-670: Vertex continues to enroll and dose the MAD portion of the GALILEO global Phase 1/2 clinical study of VX-670 in people with DM1. The study assesses both safety and efficacy and is on track to complete enrollment and dosing in mid-2026.

Expanding Preclinical Pipeline: The Company has generated compelling preclinical data from programs focused on ocular and metabolic diseases. The pipeline includes the advancement of two novel oligonucleotide-based programs for the potential treatment of inherited retinal diseases, where there exists high unmet need. The first ocular candidate, ENTR-801, for the potential treatment of Usher syndrome type 2A (USH2A) was announced in December 2025. The Company plans to announce a second clinical candidate in ocular disease in the second half of 2026.

Upcoming Investor Conference

•TD Cowen’s 46th Annual Health Care Conference, Boston, MA on March 3, 2026

Fourth Quarter and Full Year 2025 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $295.7 million as of December 31, 2025, compared to $420.0 million as of December 31, 2024. The decrease was primarily driven by cash used to fund operations. Based on current operating plans, the Company believes that its cash, cash equivalents and marketable securities as of December 31, 2025 will be sufficient to fund its operations into the third quarter of 2027.

Collaboration Revenue: Collaboration revenue was $1.3 million for the fourth quarter of 2025 and $25.4 million for the full year of 2025, compared to $37.4 million and $210.8 million for the same periods in 2024. This decrease is primarily attributable to the substantial completion of the collaboration research plan activities associated with VX-670 during the first quarter of 2025.

Research & Development (R&D) Expenses: R&D expenses were $34.0 million for the fourth quarter and $142.3 million for the full year of 2025, compared to $33.4 million and $125.3 million for the same periods in 2024. The increase was primarily driven by additional costs incurred related to the Company’s DMD programs, as well as higher personnel costs (including non-cash, stock-based compensation).

General & Administrative (G&A) Expenses: G&A expenses were $9.6 million for the fourth quarter and $41.1 million for the full year of 2025, compared to $9.9 million and $38.5 million for the same periods in 2024. The annual increase was primarily due to higher personnel costs (including non-cash, stock-based compensation).

Net Income (loss): Net loss was $(39.2) million for the fourth quarter of 2025 and $(143.8) million for the full year of 2025, compared to a net income of $1.1 million and $65.6 million for the same periods in 2024.

About Entrada Therapeutics
Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of genetic medicines that engage intracellular targets that have long been considered inaccessible. Through proprietary, versatile and modular approaches, Entrada is advancing a robust development portfolio of genetic medicines for the potential treatment of neuromuscular and inherited retinal diseases, among others. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne muscular dystrophy who are exon 44, 45, 50 and 51 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains express and implied forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the validation and differentiation of Entrada’s approach and EEV platform and its ability to provide a potential treatment for patients, expectations regarding Entrada’s Phase 1/2 MAD clinical study of ENTR-601-44, including the timing of data from Cohort 1 in the second quarter of 2026, data from Cohort 2 by end of 2026 and data from Cohort 3 to follow, expectations regarding the initiation of the planned ELEVATE-44-102 study in the U.S., including plans to re-engage with the FDA to discuss increasing planned doses, expectations regarding Entrada's Phase 1/2 MAD clinical study of ENTR-601-45, including the timing of data from Cohort 1 in mid-2026, with data from Cohort 2 and Cohort 3 to follow, expectations regarding the timing of regulatory filings in the EU for the planned Phase 1/2 MAD clinical study of ENTR-601-50 by year-end 2026, expectations regarding the timing of global regulatory filings and clearance for the planned clinical study of ENTR-601-51 in 2026, the ability to recruit for and complete global Phase 2 clinical studies of ENTR-601-44, ENTR-601-45, ENTR-601-50 and ENTR-601-51, the potential therapeutic benefits of Entrada’s EEV product candidates and the ability to advance therapeutic candidates in indications beyond neuromuscular disease, including but not limited to ocular disease, expectations regarding the timing of nomination of a second clinical candidate for ocular disease in the second half of 2026, the continued development and advancement of ENTR-601-44, ENTR-601-45, ENTR-601-50, and ENTR-601-51 for the potential treatment of DMD and ENTR-801 for the potential treatment of Usher syndrome type 2A and the partnered product candidate VX-670 for the potential treatment of DM1, expectations regarding the progress and success of Entrada’s collaboration with Vertex, including completion of enrollment and dosing of the MAD portion of the global Phase 1/2 study of the VX-670 program in mid-2026, the ability to continue to expand and develop additional therapeutic programs and modalities, including further exon skipping programs, and the sufficiency of its cash resources into the third quarter of 2027, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical studies; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance and initiate clinical studies; whether results from preclinical studies or clinical studies will be predictive of the results of later preclinical studies and clinical studies; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Collaboration revenue	$1,299	$37,398	$25,421	$210,782
Operating expenses:
Research and development	33,957	33,406	142,269	125,306
General and administrative	9,550	9,859	41,050	38,465
Total operating expenses	43,507	43,265	183,319	163,771
(Loss) income from operations	(42,208)	(5,867)	(157,898)	47,011
Other income:
Interest and other income	3,136	5,128	15,072	19,474
Total other income	3,136	5,128	15,072	19,474
(Loss) income before provision for income taxes	(39,072)	(739)	(142,826)	66,485
Provision for (benefit from) income taxes	92	(1,870)	924	859
Net (loss) income	$(39,164)	$1,131	$(143,750)	$65,626
Net (loss) income per share, basic	$(0.94)	$0.03	$(3.47)	$1.76
Net (loss) income per share, diluted	$(0.94)	$0.03	$(3.47)	$1.68
Weighted‑average common shares outstanding, basic	41,604,063	40,842,849	41,371,486	37,306,363
Weighted‑average common shares outstanding, diluted	41,604,063	43,050,483	41,371,486	39,003,169

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data (Unaudited)
(In thousands)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$295,698	$419,998
Total assets	$377,378	$526,321
Total liabilities	$71,245	$97,643
Total stockholders’ equity	$306,133	$428,678

Investor Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com

Patient Advocacy Contact
Sarah Friedhoff
Head of Patient Advocacy
patientadvocacy@entradatx.com

Media Contact
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CTD Comms, LLC
megan@ctdcomms.com